Exhibit 10.25

CONDITIONS OF ADMINISTRATION

STICHTING MANAGEMENT CO-INVESTMENT NXP

1.	DEFINITIONS

1.1	The following definitions shall apply in these Conditions of Administration:

Affiliate	means, in relation to the Initial Sponsors:

(a) any member of the relevant Initial Sponsor’s group (groepsmaatschappij as such concept is defined in article 2:24b of the Dutch Civil Code);

(b)     any fund which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, the relevant Initial Sponsor or any member of that Initial Sponsor’s group (groepsmaatschappij);

(c)     any fund of which that relevant Initial Sponsor, any member of that Initial Sponsor’s group (groepsmaatschappij), or that Initial Sponsor’s general partner, trustee, nominee, manager or adviser, is a general partner, trustee, nominee, manager or adviser;

(d)     any fund which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, the relevant Initial Sponsor’s general partner, trustee, nominee, manager or adviser; or

(e) any direct or indirect parent undertaking of the relevant Initial Sponsor’s or any direct or indirect subsidiary undertaking of that parent;

Available Receipts	has the meaning given to it in Article 2.2;

Available Shares	has the meaning given to it in Article 2.1;

Board	means the management board (bestuur) of the Foundation;

Board of Management	means the board from time to time of managing directors (directie) of NXP B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Eindhoven, The Netherlands;

Business Day	means a day other than a Saturday, Sunday or public holiday in The Netherlands;

Business Unit	means any of the four constituent business units of the Group known as;

(a) Mobile & personal

(b) Multi Market Semiconductors;

(c) Automotive & Identification; and

(d) Home;

Call Option	has the meaning ascribed thereto in Article 5.1;

Cash	means, at any time, and determined on a consolidated basis and in accordance with the Group accounting policies, cash as recorded in the accounting records of the relevant member of the Group and to which members of the Group are alone beneficially entitled (excluding for the avoidance of doubt any cash held by any foundations) but only to the extent that:

(a)     repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition relating to the performance of any obligation by any member of the Group;

(b) the relevant member of the Group has not created any Encumbrance over that cash; and

(c)     such cash is capable of being applied or made available for application in repayment or prepayment of existing indebtedness of the members of the Group (less any material costs or expenses or withholding taxes which may be incurred by any member of the Group if such cash were to be so applied), and excluding with respect to consolidated but not wholly owned subsidiaries, such as Jilin NXP Semiconductors Co Ltd and Systems on Silicon Manufacturing Company Pte Ltd, an amount equal to the Cash of such subsidiary determined as aforesaid multiplied by the percentage of the equity of such subsidiary which is not directly or indirectly owned by the Company.

In determining Cash there shall be no double counting;

CEO	means the chief executive officer from time to time of NXP B.V.;

Change of Control	means:

(a)     a sale, directly or indirectly, of Shares in the Company in a transaction or series of related transactions resulting in the Initial Sponsors together no longer owning, directly or indirectly, 50% or more of the Shares and other equity instruments issued from time to time by the Company; or

(b)     the sale or divestment of more than 50% of the assets of the Group to a non-Affiliate in a transaction or series of related transactions whereby the net proceeds of such asset sale, subject to existing contracts, is to be distributed to Shareholders, provided always in each case that after a Listing there shall only be a change of control if the Initial Sponsors or their respective Affiliates together no longer own, directly or indirectly, 30% or more of the Shares and other equity instruments issued from time to time by the Company;

Company	means KASLION Acquisition B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Eindhoven, The Netherlands, registered at the Chamber of Commerce under number 34253298;

Completion	means the date of completion by the Company of the transaction set out in the stock purchase agreement dated 28 September 2006 between Koninklijke Philips Electronics N.V., NXP B.V. and the Company;

Conditions of Administration	means these terms and conditions (administratievoorwaarden) governing the Depositary Receipts and established in accordance with article 12 of the articles of association of the Foundation, as validly amended or supplemented from time to time;

Cost	means, in relation to any Depositary Receipt the amount paid for such Depositary Receipt by the relevant DRH;

Deed of Transfer	means a deed of transfer of Depositary Receipts in the form approved by the Supervisory Board from time to time;

Depositary Receipt	means the depositary receipt (certificaat van aandeel ) issued by the Foundation in relation to each Share acquired by it, which depositary receipt is governed by these Conditions of Administration (administratievoorwaarden);

DRH	means the holder of one or more Depositary Receipts;

Encumbrance	means a charge, pledge, usufruct, lien, option, restriction, right of pre-emption, claim, third party right or interest or other encumbrance or security interest of any kind, or any type of preferential agreement (including, without limitation, title transfer and retention arrangements) having a similar effect and “Encumber” shall mean the creation of an Encumbrance;

Executive	means an employee of any member of the Group designated eligible to become a DRH by:

(a) insofar as it concerns a member of the Board of Management: the Supervisory Board upon the initial proposal of the CEO; and

(b) insofar as it concerns any other employee: the CEO acting in his discretion;

Executive Loan	has the meaning ascribed to it in Article 3.1

Exercise Window	has the meaning ascribed to it in Article 5.2;

Exit	means a Sale resulting in a Change of Control;

Fair Market Value	means fair market value determined in accordance with Article 7;

Foundation	means Stichting Management Co-Investment NXP, a foundation (stichting) formed under the laws of The Netherlands, having its registered office (zetel) at Eindhoven and its registered with the Chamber of Commerce under number 34256080;

Group	means the Company, its direct and indirect subsidiaries from time to time within the meaning of article 2:24a of the Dutch Civil Code and those other group companies of the Company from time to time within the meaning of article 2:24b of the Dutch Civil Code the results of which the Company is required to consolidate when preparing its group financial statements, including the Crolles alliance but excluding for the avoidance of doubt any direct or indirect shareholder of the Company;

Initial Sponsors	means:

(a) KKR European Fund II, Limited Partnership;

(b) Silver Lake Partners II Cayman, L.P.;

(c) AlpInvest Partners CS Investments 2006 C.V.;

(d) Bain Capital IX, L.P.;

(e) Bain Capital Fund VIII-E, L.P.;

(f) Apax Europe V - A, L.P.;

(g) Apax Europe VI - A, L.P.;

(h) such other persons to whom those sponsors syndicate part of their direct or indirect investment in the Investor within 90 days after Completion; and

(i) for each of the aforegoing persons, their respective Affiliates;

Investor	means KASLION Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Eindhoven, The Netherlands and its registered office at Jachthavenweg 118, 1081 KJ, Amsterdam, registered at the Chamber of Commerce under number 34253301;

Listing	means the listing of shares of the Company on a recognised stock exchange;

LTM	means last twelve months;

Lock-up	has the meaning ascribed thereto in Article 9;

MEP Documents	means the documents that together implement the participation of the Executives in the capital of the Company, consisting of these Conditions of Administration, the articles of association of the Foundation, the Shareholders Agreement, the Option terms and, in relation to each DRH, the Deed of Transfer signed by that DRH;

Permitted Expenses	means any related transaction costs, fees and expenses, including without limitation all costs, fees and expenses incurred in respect of lawyers, accountants, investment banks, underwriters, debt providers, other financiers, consultants, and other advisors irrespective of the entity engaging them and all out of pocket expenses paid for or payable to third parties by the Investor, any of the Initial Sponsors or any of their respective Affiliates and excluding only any fees payable to any of the Initial Sponsors or their respective Affiliates such as success fees and advisory fees;

Readily Marketable Securities	means securities that are listed on a recognised investment exchange and may be immediately disposed of through the relevant exchange;

Qualified Leaver A	has the meaning ascribed thereto in Article 6.1.1;

Qualified Leaver B	has the meaning ascribed thereto in Article 6.1.2;

Qualified Leaver C	has the meaning ascribed thereto in Article 6.1.3;

Reference Date	means, in relation to a DRH, the date of payment by such DRH to the Investor, the Foundation or the relevant transferor (as the case may be) of an amount equal to the Cost of the Depositary Receipts subscribed for by or sold to that DRH;

Relevant Event	means in relation to a DRH:

(a) the termination of the employment of a DRH with a member of the Group; or

(b) a material breach by a DRH of the DRH’s obligations under any of the MEP Documents; or

(c) in the case of the DRH who is not an Executive, the relevant DRH no longer meeting the qualifications imposed in his Deed of Transfer.

Relevant Percentage	has the meaning ascribed thereto in Article 6.1;

Reserved Pool	has the meaning ascribed thereto in Article 2.2;

Sale	means the direct or indirect sale and transfer of Shares or assets of the Business to a third party not affiliated to one of the Initial Sponsors or a Group Company;

Share	means an ordinary share in the share capital of the Company;

Shareholder	means any holder of Shares;

Shareholders Agreement	means the shareholders agreement dated 29 September 2006 between the Investor, Koninklijke Philips Electronics N.V. and the Foundation, as amended by any subsequent agreements between the above-mentioned parties;

Supervisory Board	means the board of supervisory directors (raad van commissarissen) of NXP B.V. from time to time;

Transferor	has the meaning ascribed thereto in Article 5.7;

1.2	In these Conditions of Administration:

1.2.1	a reference to a document is a reference to that document as modified or replaced from time to time;

1.2.2	a reference to a “person” includes a reference to a body corporate (rechtspersoon) and any other legal entity;

1.2.3	the term “subsidiary” of a company shall mean a legal entity with respect to which that company is able to direct, immediately or through one or more subsidiaries, (i) the exercise of more than half of the votes at a general meeting of shareholders, (ii) the appointment of more than half of the members of the management board (if any), or (iii) the appointment of more than half of the members of the supervisory board (if any);

1.2.4	references to the singular include a reference to the plural and vice versa, and reference to the masculine include a reference to the feminine and neuter and vice versa;

1.2.5	references to Articles, unless the context otherwise requires, are references to Articles of these Conditions of Administration;

1.2.6	wherever the word “include”, “includes, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

1.2.7	references to any gender include each other gender.

1.3	These Conditions of Administration supplement the articles of association of the Foundation. In the event there is a conflict between any provision of the articles of association of the Foundation and a provision of these Conditions of Administration, these Conditions of Administration shall prevail.

2.	AVAILABLE SHARES AND DEPOSITARY RECEIPTS, RESERVED POOL, PRICE, LOAN AND DRH’S

2.1	The total number of Shares available for issue by the Company to the Foundation under the MEP Documents, amounts to 433,500,000 (12,000,000 plus 421,500,000) Shares, representing a paid-up ordinary share capital amount of EUR 4,215,000 and in aggregate nine point two percent (9.2%) of the fully diluted share capital of the Company post the date of launching the NXP Stock Option Plan 2009 (taking into account the Stock Options to be granted under this NXP Stock Option Plan 2009, and taking into account the still outstanding Stock Options granted under previous plans)(the “Available Shares”), all without prejudice to Article 10 and 11.3.

2.2	The Foundation shall issue one Depositary Receipt for every Share it holds in trust (ten titel van beheer), numbered in the same manner as the Share against which it is issued and transfer to the persons referred to in Article 2.6. Accordingly, the total number of Depository Receipts available for allocation and transfer to the Executives will in the aggregate represent nine point two (9.2%) of the fully diluted share capital of the Company post the date of launching the NXP Stock Option Plan 2009 (taking into account the Stock Options to be granted under this NXP Stock Option Plan 2009, and taking into account the still outstanding Stock Options granted under previous plans) (the “Available Receipts”).

Out of the Available Receipts, a pool (the “Reserved Pool”) shall be reserved for allocation to new Executives recruited by a member of the Group, new Executives joining the group as a result of an acquisition by a member of the Group and existing employees promoted to Executive level after Completion. Depository Receipts forming part of the Reserved Pool from time to time will be allocated in accordance with Article 2.3.

2.3	Other than upon the exercise of stock options by Participants in the NXP Management Equity Program 2007 and the NXP Stock Option Plan 2009, the Available Receipts (including those in the Reserved Pool) shall be allocated by:

2.3.1	insofar as it concerns a member of the Board of Management: the Supervisory Board upon the initial proposal of the CEO;

2.3.2	insofar as it concerns any other Executive: the CEO acting in his discretion; and

2.3.3	insofar as it concerns a non-Executive: the CEO with the prior written approval of the Supervisory Board,

and transferred in accordance with the allocation set out above.

2.4	A person can only acquire Depositary Receipts if such person:

2.4.1	is a Participant in the NXP Management Equity Program 2007 or the NXP Stock Option Plan 2009 exercising his conditional rights to acquire Depositary Receipts in relation to Shares to be issued to the Foundation (“Options”); or

2.4.2	is an Executive; or

2.4.3	is the Investor or, upon designation by the Investor, the Foundation or a Group Company, holding as a warehouse pending allocation in accordance with these Conditions of Administration; or

2.4.4	is another person designated by the CEO with the prior written approval of the Supervisory Board.

2.5	Other than upon exercising an Option under the NXP Management Equity Program 2007 or the Stock Option Plan 2009 whereby a Participant pays to the Foundation the price to be paid by the Participant to the Foundation upon exercising an Option (the “Exercise Price”) to enable it to subscribe for a Share and issue a Depositary Receipt to the Participant, upon the relevant Depositary Receipts being allocated in accordance with Article 2.3, they shall be transferred by the Investor to the relevant person for a consideration as determined in accordance with Article 2.6. Such consideration shall be paid by the Executive to the Investor in cash upon transfer of the relevant Depositary Receipts to the Executive save as otherwise arranged pursuant to clause 3.

2.6	Depositary Receipts shall only be validly transferred through a Deed of Transfer in a form approved by the Supervisory Board.

2.7	The purchase price payable for Depositary Receipts shall be:

2.7.1	For Depositary Receipts issued upon exercise of Options under the NXP Management Equity Program 2007 or the Stock Option Plan 2009: the respective Exercise Price; and

2.7.2	For Depositary Receipts transferred by the Investors: the Fair Market Value of the underlying Shares corresponding to such Depositary Receipts.

2.8	Any payment to be made by an Executive under the MEP Documents shall be made in cash to such bank account in the name of the Foundation or the Investor as the Foundation and the Investor, respectively, may direct.

2.9	Where a Depositary Receipt is jointly owned, the joint owners can only be represented towards the Foundation by an individual empowered to do so by the joint owners acting together in writing. Once such written power of attorney is received by the Foundation, the Foundation may, regardless of the terms of the power of attorney, rely on its continued validity until the same is revoked by a written instrument signed by each of the joint owners and delivered to the Foundation.

3.	EXECUTIVE LOAN

3.1	If the Executive so requests and the Supervisory Board and the Investor approve, the consideration payable by the Executive for the purchase of his Depositary Receipts from the Investor may remain outstanding by way of a loan to the relevant Executive (the “Executive Loan”).

3.2	The principal amount of the Executive Loan outstanding from time to time will bear interest at an annual rate that is equal to the minimum interest for employee loans in the relevant jurisdictions from time to time, such interest to be capitalised annually and added to the principle amount of the loan.

3.3	Irrespective of the amount due to the DRH in the relevant circumstances, the Executive Loan shall be repayable upon the earlier of:

3.3.1	The DRH receiving or being entitled to receive the consideration for the sale hereunder of his or her Depositary Receipts prior to an Exit (including pursuant to the Call Option and including where repayment is set off with the consideration due to the DRH contemplated in Article 6.6), in which case the Executive shall repay a pro rata portion of the Executive Loan and accrued but unpaid interest thereon according to the ratio that the number of Depositary Receipts sold bears to the total number of Depositary Receipts held by him immediately prior to such sale;

3.3.2	an Exit wherein drag-along or tag-along rights under Article 8 are exercised and Shares are sold for which Depositary Receipts have been issued to the relevant Executive, in which case the Executive shall repay a pro rata portion of the Executive Loan and accrued but unpaid interest thereon according to the ratio that the number of such Shares sold by the Foundation bears to the total number of Depositary Receipts held be him immediately prior to such sale; and

3.3.3

the fifteenth (15th) anniversary of the date the relevant DRH acquired the Depositary Receipts to which his Executive Loan, in which case the Executive shall repay the total amount of the Executive Loan and accrued but unpaid interest thereon.

3.4	Each DRH making use of this Executive Loan facility hereby irrevocably authorises and instructs the Foundation to deduct from any amount payable to such DRH under these Conditions of Administration an amount equal to the total amount repayable by such DRH to the Investor pursuant to Article 3.3, and to immediately remit same on that DRHs behalf to the Investor on account and in reduction of the DRH’s indebtedness under the Executive Loan facility and to remit the balance of such amount, if any, to the relevant DRH.

4.	TRANSFER RESTRICTIONS FOR DEPOSITARY RECEIPTS; ENCUMBRANCES

4.1	A DRH may not transfer Depositary Receipts, other than:

4.1.1	with the prior written consent of the Supervisory Board; or

4.1.2	pursuant to the exercise of the Call Option described in Article 5 or the exercise of the drag-along or tag-along rights respectively in Article 9.

4.2	Depositary Receipts may only be transferred by way of a written instrument (onderhandse akte) in a form approved by the Supervisory Board and signed by the Foundation, each relevant transferee and each relevant DRH. A transfer in any other form will be null and void.

4.3	A DRH may not Encumber Depositary Receipts, except with the prior written approval of the Board and the Supervisory Board.

5.	CALL OPTION

5.1	Each Qualified Leaver B and a Qualified Leaver C hereby grants an irrevocable call option to the Investor (“Call Option”) over all of the Depositary Receipts held by that DRH from time to time, exercisable upon a Relevant Event occurring with respect to a DRH and on the terms stated in Articles 5 and 6.

5.2	If a Qualified Leaver B or a Qualified Leaver C becomes subject to a Relevant Event then, in the 90 days following the Investor becoming aware of the Relevant Event (the “Exercise Window”), the Investor may, but need not, exercise the Call Option in whole or in part and require (as the case may be):

5.2.1	subject to Article 5.4, the relevant DRH to sell all or part of his Depositary Receipts to a person or persons designated by the Investor; or (at the option of the Investor);

5.2.2	subject to Article 5.4, the Foundation to sell all or part of the underlying Shares corresponding to the Depositary Receipts in respect of which the Call Option is exercised to a person or persons designated by the Investor against simultaneous cancellation of the relevant Depositary Receipts.

5.3	For the avoidance of doubt, in the case of a partial exercise of the Call Option the Investor shall remain able to exercise at any time within the remaining Exercise Window the Call Option in respect of the balance of the relevant Depositary Receipts.

5.4	In the event that the Investor exercises its Call Option then all the Depositary Receipts of that Qualified Leaver B or Qualified Leaver C purchased pursuant to such exercise will be added to the Reserved Pool.

5.5	From the occurrence of any Relevant Event in relation to any DRH until completion of the transfer of the relevant Depositary Receipts, the relevant DRH’s rights attached to the Depositary Receipts shall be suspended (opgeschort).

5.6	Payment of the consideration for the Depositary Receipts transferred pursuant to the Call Option shall, to the extent not capable of being made simultaneous with the transfer by way of set off against the Executive Loan, remain outstanding, interest free, and shall occur promptly following receipt by the Investor of any proceeds upon an Exit.

5.7	If a Relevant Event applies to a DRH (hereinafter referred to as the “Transferor”), the DRH shall notify the Board and the Investor in writing within 5 days after the occurrence of the Relevant Event. The Investor shall then in consultation with the Board:

5.7.1	determine the price payable for the relevant Depositary Receipts in accordance with Article 6;

5.7.2	notify the Transferor and the Board of said price.

5.8	In the event that the Transferor fails to duly notify the Relevant Event to the Board in accordance with Article 5.7, the Board shall inform the Transferor that he is under the obligation to offer his Depositary Receipts pursuant to Article 5.7. If the Transferor then fails to make the offer within 10 days of being so informed, the Board shall be irrevocably authorised on behalf of the Transferor to take such action and sign such documents as is necessary or appropriate if the Call Option is being exercised, without incurring any liability whatsoever towards the Transferor.

5.9	The Investor may, following consultation with the CEO, offer the Company, the Foundation or the other DRHs the possibility to purchase all or part of the Depositary Receipts in relation to which the Call Option is exercised, without prejudice to the provision of paragraph 5.4.

6.	CALL PRICE

6.1	The price payable in relation to the Depositary Receipts (as the case may be pursuant to exercise of the Call Option) shall be as follows:

6.1.1	an amount equal to the higher of the Cost and the Fair Market Value as at the Relevant Event of all of the DRH’s Depositary Receipts if the DRH:

(a)	dies, or becomes permanently disabled (as defined under the statutory local social security regulations);

(b)	retires in accordance with the relevant Group member’s retirement scheme; or

(c)	ceases to be an employee of the Group due to or following a Change of Control,

such DRH to be considered a “Qualified Leaver A”;

6.1.2	an amount equal to the lower of the Cost and the Fair Market Value as at the Relevant Event of all of the DRH’s Depositary Receipts if the DRH:

(a)	is dismissed for urgent reasons as defined in article 7:678 of the Dutch Civil Code (or the equivalent thereof in other jurisdictions if Dutch law is not applicable to his employment contract);

(b)	voluntarily resigns and subsequently, in the two (2) year period following such resignation, directly or indirectly and in any capacity whatsoever engages in any activities in competition with the activities of any member of the Group; or

(c)	breaches any of the obligations under the MEP Documents,

such DRH to be considered a “Qualified Leaver B”;

6.1.3	An amount equal to the Fair Market Value as at the Relevant Event for the Depositary Receipts which constitute the DRH’s Relevant Percentage and an amount equal to the lower of the Cost and the Fair Market Value as at the Relevant Event of the Depositary Receipts that are not included in the relevant DRH’s Relevant Percentage if the DRH ceases to be an employee of any member of the Group as a result of facts or circumstances other than those mentioned in Articles 6.1.1 and 6.1.2. Such DRH is considered to be a “Qualified Leaver C”.

6.2	The CEO may, following consultation with the Investor, in individual cases, determine a price for the relevant Depositary Receipts, or other conditions applicable to a transfer of Depositary Receipts, more favourable for the relevant Transferor than would apply pursuant to these conditions of administration. Under no circumstances shall the use of this right by the CEO or the approval granted by the Investor create or imply rights for any other DRH.

7.	DETERMINATION OF FAIR MARKET VALUE

7.1	Fair Market Value shall be determined by the Board, subject to the right of the Supervisory Board to review and approve same, and in accordance with the following formula :

7.1.1	In any period before a Listing: the pro rata portion of the value of the entire share capital of the Company which is arithmetically attributable to the Shares underlying the relevant Depository Receipts, determined on a fully diluted basis taking into account all options and other rights to receive any shares in the capital of the Company, if any, existing at the relevant time, including all Available Shares, whereby the value of the entire issued share capital of the Company shall be determined in accordance with both the ‘income approach’ and the ‘market approach’, supported by an analysis conducted by an external independent qualified valuation firm, as follows:

•	Discounted Cash Flow (DCF) analysis is a valuation technique that provides an estimation of the value of based on the cash flows that an asset or business can be expected to generate

•

Comparable Companies Approach is a form of the market approach that provides an estimation of the value of a business based on the prevailing market prices of comparable companies like Texas Instruments Inc., Infineon Technologies AG, STMicroelectronics NV, National Semiconductor Corp., Microchip Technology Inc., ON Semiconductor Corp., Atmel Corp., Fairchild Semiconductor International Inc., Analog Devices Inc.; and and

7.1.2	In any period after a Listing: the weighted average of the closing stock prices on the last consecutive 15 trading days immediately preceding the relevant time on the stock exchange on which the Listing has occurred. If the Listing has occurred on more than one stock exchange, the closing stock price on the stock exchange on which the highest volume of shares has been traded in the aggregate of the relevant 15 trading days shall be used;

8.	DRAG-ALONG RIGHT AND TAG-ALONG RIGHT

8.1	The DRH is aware and agrees that the Investor has the right, in relation to any Sale to require that the Foundation sells to the relevant buyer a percentage of the Shares held by it equal to the percentage of Shares sold by the Investor, on customary terms and conditions and for a consideration per Share equal to that received by the Investor.

8.2	In the event that the Foundation sells and transfers any Shares, the DRH shall receive from the Foundation in respect of each of his Depositary Receipts corresponding to these Shares, the net proceeds of such sale received by the Foundation as set out in these Conditions of Administration

8.3	Subject to Article 9, each DRH has the right, in relation to any Sale by the Investor other than as referred to in Article 12, to demand to be given the opportunity to sell that number of Depository Receipts held by such DRH determined by multiplying that number of his Depository Receipts by a percentage equal to the percentage of all the Investor’s Shares to be so sold, and on customary terms and conditions and for a consideration per Share equal to that received by the Investor.

8.4

Where Articles 8.1 and 8.3 refer to “customary terms”, this implies - among other things - that the Foundation shall on behalf of the Executives, make such representations and warranties concerning the relevant underlying business as are customary and usual in the context of the relevant transaction, subject to the CEO being allowed to participate in the negotiation of such representations and warranties and to make fair disclosure against the same and on the basis furthermore that any liability under such representations and warranties shall be pro rata the number of shares sold for their benefit.

9.	LISTING

It shall be in the sole discretion of Investor when and in which form a Listing takes place. DRHs are obliged to cooperate and give all consents and take all other measures reasonably requested by Investor in this respect and to enter into such customary lock-up agreement as the Investor may reasonably request on the basis of advice received from the investment bank(s) acting as lead manager(s) for that Listing or as may be requested by the relevant underwriter(s) (“Lock-Up”), such request to be made after Investor has consulted with the Board of Management as to the views of the DRHs (such consultation being without prejudice to the obligation of the DRHs to agree to such a request by Investor) and to comply with all applicable rules on insider trading.

9.1	Despite anything to the contrary in the MEP Documents, in the event of a Listing by way of a primary offering (i.e. listing of newly issued securities only), no DRH shall have any right to request the sale of any of his Depositary Receipts or any of the underlying Shares or any of the securities into which they may have been converted.

9.2	In the event of a sale of shares on or following a secondary offering, the sale of listed securities must be effected in compliance with any applicable Lock-up, other customary restrictions as may be requested by the underwriters and any applicable insider trading rules.

9.3	DRHs are entitled to all sales proceeds relating to such a sale by the Foundation of Shares, net of the relevant pro rata portion of any Permitted Expenses and net of any taxes related to such sale in respect of which there is a withholding obligation, all in accordance with clause 14.1.

10.	PRE-EMPTION RIGHTS

10.1

Where, on an issue of Shares Shareholders have a right of pre-emption[1], the Foundation shall notify each DRH thereof in writing and shall set a time period in which the DRHs must notify the Foundation whether or not they wish the Foundation to exercise such pre-emption rights in relation to the Shares underlying their Depositary Receipts and if so, the number of new Shares they wish the Foundation to subscribe for, for a price equal to the issue price of the newly issued Shares.

10.2	Where the DRHs have timely notified the Foundation of their desire to acquire additional Depositary Receipts pursuant to Article 10.1 and have provided the Foundation with the necessary funds in cash in order to allow it to subscribe for the relevant Shares and have complied with all other terms and conditions applicable to the issue, the Foundation shall exercise its pre-emption rights and forthwith upon acquisition of said Shares issue a corresponding number of Depository Receipts to the relevant DRHs.

[1]	The usual pre-emption rights on new share issues will be included in the Company’s articles of association.

10.3	The provisions of this Article 10 are also applicable mutatis mutandis to an offer of Shares to the Foundation pursuant to an offering procedure (aanbiedingsregeling) that may be applicable from time to time pursuant to the articles of association of the Company upon an intended sale of Shares by one or more of the Shareholders.

11.	EXERCISE OF RIGHTS

11.1	the Foundation shall claim all dividends and other distributions in respect of Shares and shall exercise all of its rights and obligations under any agreement to which it is a party, including an agreement amongst all or some Shareholders.

11.2	the Foundation shall make available to the DRHs such dividends and distributions received by it promptly upon receipt from the Company, it being understood that where a distribution is made in the form of Shares, the Foundation shall issue Depositary Receipts to the DRHs upon distribution of bonus Shares or stock dividends paid by the Company.

11.3	Where the Company makes a distribution on Shares which is at the request of the Shareholder in cash or in Shares, the Foundation shall as soon as possible give written notice thereof to the DRHs entitled to the economic benefit of such distributions and shall set a time period in which the DRHs must notify the Foundation whether they wish the Foundation to elect for cash or Shares on their behalf. Such DRHs shall inform the Foundation of their preference within the time period set by the Foundation. If the parties have not given such notice on time, the Foundation shall have the distributions made in the way the Foundation shall determine.

11.4	Final distributions upon Shares in case of the Company’s liquidation shall be paid by the Foundation to DRHs against cancellation of the Depositary Receipts.

12.	SYNDICATION AND INTRA-GROUP TRANSFERS

12.1	Despite anything to the contrary in any of the MEP Documents and without triggering the tag-along option granted under Article 8, the Investor and each of its direct and indirect shareholders and their respective Affiliates shall always be able to freely transfer Shares (or any indirect interest in the Company):

12.1.1	for syndication purposes within 90 days following Completion; and/or

12.1.2	to Affiliates at any time.

13.	TAXES

13.1	If and to the extent the investment by a DRH for any reason whatsoever gives rise to any tax or similar liability (save only for capital duty payable by the Company upon the issue of Shares or other securities), directly or indirectly, for the Company or any member of the Group, the relevant DRH shall indemnify and hold harmless the Company and the relevant members of the Group from such taxes or similar liabilities. Any liability of a DRH arising under this indemnity may be set-off against any payment at any time due to that DRH by the Company or any member of the Group, without prejudice to the right of the Company and the relevant members of the Group to claim payment from the DRH.

13.2	For the avoidance of doubt, the liability of DRHs under this indemnity shall be on a several basis and not joint and several with other DRHs.

14.	NET PROCEEDS

14.1	In any circumstances when any payment is due to a DRH, this shall always be paid net of the pro rata portion of Permitted Expenses and net of any taxes.

14.2	Where consideration other than cash is received in respect of a transaction triggering the payment to a DRH, the Investor shall have the choice, in its sole discretion, to cause the payment due to the DRH to be settled either in cash or in the same form of consideration as was received by the Investor, provided that if the latter includes securities or other assets that are not Readily Marketable Securities, the Investor shall undertake to put in place such arrangements as may be necessary to ensure that the relevant DRHs are able to dispose of such securities or other assets at the same time and on the same terms as the Investor is able to dispose of such securities or other assets as it may hold to an unaffiliated third party (unless the DRHs have agreed with the party paying the consideration to keep all or a portion of said securities for a period of time).

15.	EXTERNAL DEBT FACILITIES

All rights under the MEP Documents and any related documents are subject to any restrictions that may be imposed by the third party providers of long-term finance to the Group.

16.	INVESTOR DISCRETION TO MAKE EXCEPTIONS

The Investor may at any time, acting in its sole and unfettered discretion, waive, amend any of the terms of the MEP Documents and/or may make any exceptions to the rules set out in the MEP Documents as the Investor deems fit in each case to the effect that any DRH or any group of DRHs will be treated more favourably than if the terms of the MEP Documents were applied. For the avoidance of doubt, if the Investor chooses to exercise this discretionary power it shall not be obliged to treat all DRHs present or future DRHs equally.

17.	COSTS

No costs shall be charged by the Foundation to the DRHs. All costs incurred by the Foundation shall be for the account of the Company.

18.	CANCELLATION

18.1	DRHs do not have the right to seek the termination of the administration of Shares or the Depositary Receipts by the Foundation.

18.2	Notwithstanding the provisions of the articles of association of the Foundation regarding the cancellation of Depositary Receipts and winding-up of the Foundation, no DRH shall have the right to obtain Shares in return for handing in his Depositary Receipts.

18.3	These conditions of administration will cease to be effective in relation to and the relevant Depositary Receipts will be cancelled (geroyeerd) immediately upon expiration of any lock up imposed following a Listing. Upon such cancellation, the DRHs shall receive the underlying Shares in exchange for the Depositary Receipts being cancelled.

19.	AMENDMENTS

19.1	These Conditions of Administration may be amended by the Board in the manner and under the same restrictions as set out in article 9 of the articles of association of the Foundation regarding amendment of such articles of association. However, an amendment to these Conditions of Administration can be made by a non-notarial deed.

19.2	These Conditions of Administration and all the related documents may be varied at the request of the Investor (and the Board shall in such cases resolve to amend these Conditions of Administration accordingly) if:

19.2.1	such variation is made for bona fide tax, financing or other structuring reasons, provided that all reasonable efforts are taken to ensure that such variation shall not affect the economic position of DRHs (including their general tax position); or

19.2.2	the Board of Management approves the proposed changes (in which case it shall not be necessary to obtain the consent of the other DRHs).

19.3	Any amendment shall only become effective and enforceable against the Foundation and all DRHs, after having been validly adopted by resolution of the Board.

19.4	The Board shall notify in writing each DRH, at his address as referred to in article 3 of the articles of association of the Foundation, of any amendment to the articles of association of the Foundation or of these Conditions of Administration.

20.	LAW AND JURISDICTION

20.1	These Conditions of Administration and each Deed of Transfer and the relationship between the Foundation and the DRHs generally, shall be governed by and construed in accordance with the laws of The Netherlands.

20.2	Any dispute arising under or in connection with these Conditions of Administration or any relevant Deed of Transfer shall be settled by the competent courts in Amsterdam, The Netherlands, subject to appeal (hoger beroep) and supreme court appeal (cassatie).